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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           MEGO MORTGAGE CORPORATION


         Mego Mortgage Corporation, a corporation existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

         1.      The name of the Corporation is Mego Mortgage Corporation.

         2. The Corporation's Certificate of Incorporation was filed with the Secretary of State for the State of Delaware on June 12, 1992.

         3. The Corporation's Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by a resolution of the Board of Directors of the Corporation and by a written consent of the sole stockholder of the Corporation, there being only one class of stock of the Corporation outstanding.

         4. The Corporation's Certificate of Incorporation is hereby amended and restated to read as follows:
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                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           MEGO MORTGAGE CORPORATION


                                   ARTICLE I


         The name of the corporation is MEGO MORTGAGE CORPORATION (hereinafter called the "Corporation").

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle and the name of its registered agent at such address is The Corporation Trust Company.


                                  ARTICLE III

         The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                   ARTICLE IV

         The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is Fifty-Five Million (55,000,000), consisting of (i) Fifty Million (50,000,000) shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.01 per share (the Preferred Stock").

         The designations and the preferences, limitations and relative rights of the Preferred Stock and the Common Stock of the Corporation are as follows:

         A.      Provisions Relating to the Preferred Stock.

                 1. Except as set forth in subsection D of this Article IV, the Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as hereinafter prescribed.


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                 2.       Except as set forth in subsection D of this Article
IV, authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock and, with respect to each class or series of the Preferred Stock, to fix and state by resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                          a.      whether or not the class or series is to have
voting rights, full or limited, or is to be without voting rights;

                          b.      the number of shares to constitute the class
or series and the designations thereof;

                          c.      the preferences and relative, participating,
optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

                          d.      whether or not the shares of any class or
series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                          e.      whether or not the shares of a class or
series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                          f.      the dividend rate, whether dividends are
payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

                          g.      the preferences, if any, and the amounts
thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                          h.      whether or not the shares of any class or
series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and





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                          i.      such other special rights and protective
provisions with respect to any class or series as the Board of Directors may deem advisable.

         The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

         B.      Provisions Relating to the Common Stock.

                 1. Except as otherwise required by law or as may be provided by resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as herein above provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

                 2. Subject to the rights of the holders of the Preferred Stock (if any), the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

                 3. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid-in-full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

         C.      General Provisions.

                 1. Except as may be provided by resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock as hereinabove provided, cumulative voting by any stockholder is hereby expressly denied.

                 2. No stockholder of the Corporation shall have, by reason of its holding shares of any class or series of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of the Corporation now or hereafter to be authorized, and any other equity securities, or any notes, debentures, warrants, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or





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such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder.

         D.      Prohibitions Against Future Issuances and Investments.

         Notwithstanding any other provision of this Certificate of Incorporation, during the period (the "Eighty Percent Period") that and so long as Mego Financial Corp., a New York corporation and presently the sole stockholder of the Corporation, holds shares having at least 80% of the total combined voting power of all classes of stock entitled to vote for directors of the Corporation and constituting at least 80% of the total number of shares of each other class of stock of the Corporation, all as defined in Section 368(c) of the Code (all such stock in the aggregate constituting "Eighty Percent Control" and Mego Financial Corp. being hereinafter referred to as the "Eighty Percent Holder"), and although a vote of stockholders is not and shall not be required under applicable law or this Certificate of Incorporation for the issuance of shares of capital stock or equity securities or any debt or other instrument that is convertible or exchangeable into stock or any other equity security of the Corporation or any subsidiary, including options or any other rights to purchase capital stock, pursuant to any employee benefit plan or stock option plan (collectively, "Plan") or otherwise, that are authorized under this Certificate of Incorporation, but unissued, or, to acquire an ownership interest in certain assets, the advance written approval of the Eighty Percent Holder shall be required (unless waived in writing by the Eighty Percent Holder) prior to:

                 (i) the Corporation taking any action, including without limitation, the issuance of any capital stock or other equity security or any debt or other instrument that is convertible or exchangeable into stock or any other equity security of the Corporation, including options, warrants or any other rights to purchase capital stock, pursuant to any Plan or otherwise, that would reduce the percentage of ownership of the Eighty Percent Holder in the capital stock of the Corporation so that the Eighty Percent Holder thereafter would not own stock constituting Eighty Percent Control (treating options, warrants or any other rights to purchase capital stock as exercised immediately upon issuance for purposes of making this determination) or that otherwise would reduce (or, with the taking of any action contemplated by the instrument in question, could reduce) the Eighty Percent Holder's ownership of Corporation stock below "control" of the Corporation within the meaning of Section 368(c) of the Code;

                 (ii) the Corporation acquiring or taking any action to cause any subsidiary to acquire any direct or indirect ownership interest in any asset that does not constitute part of an active trade or business within the meaning of Section 355(b) of the Code, provided, however, that the Corporation or any subsidiary may acquire any asset that is similar in nature to the assets it holds on October 28, 1996, so long as that acquisition would not cause the Corporation or any subsidiary not to be engaged in an active trade or business within the meaning of Section 355(b) of the Code; or

                 (iii) the Corporation taking any action to cause the issuance of any capital stock or equity security, any debt or other instrument that is convertible or exchangeable into stock or





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any other equity security by or of any subsidiary or any right to purchase the same in the Corporation or any subsidiary, and the Corporation shall not take any such action above without the prior written approval of the Eighty Percent Holder.

Any attempt to take any such actions without the prior written approval of the Eighty Percent Holder during the Eighty Percent Period shall be null and void and any purported issuance of any capital stock or equity security or any convertible or exchangeable debt or other instrument or any right to purchase the same in the Corporation or any subsidiary or any acquisition in violation of this provision shall not terminate the Eighty Percent Period.

         E.      Share Reclassification

         On the date of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the 6,250 issued and outstanding shares of the Corporation's previously authorized common stock, no par value (the "Old Common Stock"), shall thereby and thereupon be classified and converted into 10,000,000 validly issued, fully paid and nonassessable shares of Common Stock reflecting a conversion ratio of 1,600 shares of Common Stock for each share of Old Common Stock. Each certificate that heretofore represented shares of Old Common Stock shall thereafter represent the number of whole shares of Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of each such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled.


                                   ARTICLE V

         Call of Special Stockholders Meeting. Except as otherwise required by law, the Corporation shall not be required to hold a special meeting of stockholders of the Corporation unless (in addition to any other requirements of law) (i) the holders of not less than 30% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held or (ii) the meeting is called by the Board pursuant to a resolution approved by a majority of the entire Board. Only business within the purpose or purposes described in the special meeting notice required by Section 222 of the Delaware General Corporation Law may be conducted at a special meeting of stockholders.





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                                   ARTICLE VI

         The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time by the affirmative vote of a majority of directors in office, subject to the advance written approval of the Eighty Percent Holder during the Eighty Percent Period (unless such requirement is waived in writing by the Eighty Percent Holder and although a vote of stockholders is not required under applicable law or this Certificate of Incorporation to fix the number of directors), or the affirmative vote of holders of a majority of the shares entitled to vote on the matter. During the Eighty Percent Period, the Corporation shall not take any action to alter the composition of the board of directors of any subsidiary or to remove or replace any director then serving on the board of directors of any subsidiary without the advance written approval of the Eighty Percent Holder (unless such requirement is waived in writing by the Eighty Percent Holder).

                                  ARTICLE VII

         Whenever any vacancy on the Board shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of directors, or otherwise, a majority of directors in office, although less than a quorum of the entire Board, subject to the advance written approval of the Eighty Percent Holder during the Eighty Percent Period (unless such requirement is waived in writing by the Eighty Percent Holder and although a vote of stockholders is not required under applicable law or this Certificate of Incorporation to fill vacancies in the Board), or holders of a majority of the shares entitled to vote on the matter may fill the vacancy or vacancies for the balance of the unexpired term or terms, at which time a successor or successors shall be duly elected by the stockholders and qualified.


                                  ARTICLE VIII

         Unless otherwise provided by law, the Bylaws of the Corporation may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted, by the affirmative vote of a majority of the directors in office, subject to the advance written approval of the Eighty Percent Holder during the Eighty Percent Period (unless such requirement is waived in writing by the Eighty Percent Holder and although a vote of stockholders is not required under applicable law or this Certificate of Incorporation to alter, amend or repeal, in whole or in part, the Bylaws, or to adopt new Bylaws), or the affirmative vote of holders of a majority of the shares entitled to vote on the matter.

                                   ARTICLE IX

         This Corporation shall indemnify and hold harmless any director or officer of the Corporation from and against any and all expenses and liabilities that may be imposed upon or incurred by him, and shall advance expenses on behalf of any officer or director, in connection with, or as a result of, any claim or proceeding in which he may become involved, as a party or





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otherwise, by reason of the fact that he is or was such a director or officer of the Corporation and relating to acts or omissions to act as such, whether or not he continues to be such at the time the expenses and liabilities shall have been incurred, to the fullest extent not prohibited by any law in existence either now or hereafter.


                                   ARTICLE X

         No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. It is the intent that this provision be interpreted to provide the maximum protection against liability afforded to directors under the Delaware General Corporation Law in existence either now or hereafter. If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any amendment, repeal or modification of this Article X shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.


                                   ARTICLE XI

         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.





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         IN WITNESS WHEREOF, the Corporation has caused this Amended and
Restated Certificate of Incorporation to be executed by an officer of the Corporation this 28th day of October, 1996.


                                        MEGO MORTGAGE CORPORATION



                                        By: /s/   Jerome J. Cohen
                                            ----------------------------------
                                            Name: Jerome J. Cohen
                                            Title: Chairman of the Board





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